EDGAR Online Adds Jonathan Bulkeley as Director
     And Non-Executive Vice Chairman; Giangrande Heads Marketing

    SOUTH NORWALK, Conn.--(BUSINESS WIRE)--April 21, 2003--EDGAR(R) Online(R), Inc. (Nasdaq:EDGR) today announced Jonathan B. Bulkeley, former America Online
(AOL) executive and current non-executive chairman of QXL (Nasdaq:QXLC), has joined the company's Board of Directors and will also serve as non-executive Vice Chairman.
    Mr. Bulkeley brings more than twenty years of management experience to the company. In addition to his current responsibilities at QXL, Europe's leading online auction company, Bulkeley serves on the Board of Directors of Milliken & Co. and The Readers Digest Association (NYSE:RDA). He also serves on the Advisory Boards of The Jordan Edminston Venture Fund, Elderstreet Capital Partners and Jerusalem Global Venture Partners.
    Mr. Bulkeley has also served as Chairman and CEO of Lifeminders (NASDAQ:LFMN) where he reduced operating expenses and sold the business to Cross Media Marketing for $68 million. Prior to Lifeminders Mr. Bulkeley was the CEO of barnesandnoble.com, growing sales from $71 million to over $200 million, and overseeing its IPO, which at the time was the largest Internet IPO in history.
    Prior to barnesandnoble.com, Mr. Bulkeley was Managing Director of AOL's joint venture with Bertelsmann Online in the United Kingdom (UK). During his tenure, AOL-UK became the UK's top online provider with 600,000 subscribers and $150 million in revenue. Previously, he was Vice President of Business Development at AOL in the United States, responsible for the development of new revenue streams, primarily advertising and e-commerce transactions. He is a graduate of Yale University.
    "Jonathan has extensive experience in a wide range of business endeavors both as an operating executive as well as through his varied roles as a Board member and investor in large and small internet and media businesses. He brings particular expertise in publishing, marketing, and subscriber growth to EDGAR Online. We believe he will be a major contributor to our future success," said Susan Strausberg, CEO and President of EDGAR Online, Inc.

    Giangrande Heads Corporate Marketing

    The company also announced that Marie Giangrande, former Senior Vice President of Business Development and Market Strategy for Instinet, has joined as Vice President of Corporate Marketing. Giangrande will be focused on marketing the company's institutional services, including its flagship EDGARpro desktop and EDGAR Explorer data application, into the institutional marketplace.
    "Marie brings critical experience in marketing strategy and implementation and will provide a critical compliment to our corporate selling efforts," said Strausberg.
    Prior to Instinet, Giangrande helped build a $500 million financial services marketplace business at Hewlett Packard as Marketing Managing Director. She also worked in several marketing and product capacities at Reuters Information Services servicing the financial services market. At Reuters, Giandgrande led the global development and launch of the Reuters 2000 platform and brought the Triarch trading system to a market leadership position. She holds a MBA from Columbia Business School and a BS from Boston University.

    Earnings Conference Call

    EDGAR Online will hold its quarterly conference call to review results for the first quarter of 2003 on Tuesday, April 29th at 5:00 p.m. Eastern Time. Susan Strausberg, CEO and President, and Greg Adams, COO and CFO of EDGAR Online, Inc. will host the call. To participate, please call: 1-800-404-1354 (Domestic), 1-706-643-0825 (International). The call will also be broadcast simultaneously and archived on the Internet at: http://www.edgar-online.com/investor/. There will be a replay of the conference call available from 8:00 p.m. (EST) on April 29, 2003 until midnight (EST) May 6, 2003. To access the replay, please dial 1-800-642-1687 (Domestic), 1-706-645-9291 (International), PassCode 9896056 any time during that period.

    About EDGAR(R) Online(R), Inc.

    EDGAR Online, Inc. (www.edgar-online.com) is a leader in the business information industry, specializing in the extraction, packaging and distribution of public company information contained in SEC filings. Based in Norwalk, Connecticut, with offices in Maryland and New York City, the company sells subscription products, data and services to financial institutions, corporations and law firms.

    "Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions (including in the online business and financial information industry), actions of our competitors, the extent to which we are able to develop new services and markets for our services, risks in connection with our recent acquisition and other acquisitions which we may consummate in the future, the time and expense involved in such development activities, the level of demand and market acceptance of our services and changes in our business strategies.

    EDGAR(R) is a federally registered trademark of the U.S. Securities and Exchange Commission (SEC). EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission. EDGAR Online is a product of EDGAR Online, Inc.

    CONTACT: EDGAR Online, Inc.
             Jay Sears, 203/852-5666
             sears@edgar-online.com